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                              Exhibit 23(d)(1)(pp)
   Amendment to Investment Advisory Agreement - Transamerica Federated Market
           Opportunity and Transamerica Oppenheimer Developing Markets

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                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2008 to the Investment Advisory Agreement dated as of November 7, 2005, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Asset Management, Inc. (formerly, Transamerica Fund Advisors, Inc.) on behalf of TA IDEX Federated Market Opportunity and TA IDEX Oppenheimer Developing Markets (each, a "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     1. COMPENSATION. Any reference to compensation of TA IDEX FEDERATED MARKET OPPORTUNITY is now revised to reflect the following Advisory Fees, effective as of January 1, 2008:

          0.85% of the first $30 million of the Fund's average daily net assets; 0.80% over $30 million up to $50 million of the Fund's average daily net assets; 0.70% over $50 million up to $500 million of the Fund's average daily net assets; 0.675% over $500 million up to $750 million of the Fund's average daily net assets; and 0.65% of the Fund's average daily net assets over $750 million.

     2. COMPENSATION. Any reference to compensation of TA IDEX OPPENHEIMER DEVELOPING MARKETS is now revised to reflect the following Advisory Fees, effective as of January 1, 2008:

          1.20% of the first $50 million of the Fund's average daily net assets; 1.15% over $50 million up to $200 million of the Fund's average daily net assets; 1.10% over $200 million up to $500 million of the Fund's average daily net assets; and 1.05% of the Fund's average daily net assets over $500 million.

In all other respects, the Investment Advisory Agreement dated as of November 7, 2005, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

                                        TRANSAMERICA ASSET MANAGEMENT, INC.
                                        (FORMERLY, TRANSAMERICA FUND
                                        ADVISORS, INC.)


                                        By: /s/ T. Gregory Reymann, II
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Senior Vice President and Chief
                                               Compliance Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Vice President, General Counsel
                                               and Secretary